Exhibit 10.2

Execution Copy

January 8, 2018	$57,000,000

PURCHASE MONEY NOTE

In partial consideration of the transfer to the undersigned Maker by MMA Capital Management, LLC (“Payee”) and certain of its Affiliates of the Transferred Assets described in Master Transaction Agreement (as herein defined), Maker promises to pay to the order of Payee the principal sum of FIFTY-SEVEN MILLION DOLLARS ($57,000,000) (subject to adjustments in accordance with the terms of the Master Transaction Agreement and reduction pursuant to Section 24 below), together with interest on the outstanding principal balance hereunder from the date hereof at the rate and in the manner set forth below. The following terms shall apply to this Purchase Money Note (this “Note”).

1.           Definitions. In addition to the definitions set forth on Annex I hereto, as used in this Note, the following terms have the meanings specified below:

(a)          “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. As used herein, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided that, following the date hereof neither Maker nor the Manager (as defined in the Master Transaction Agreement) shall be deemed an Affiliate of Payee or any of Payee’s Subsidiaries.

(b)          “Anti-Money Laundering Laws” has the meaning given in Section 7(j).

(c)          “Business Day” means any day except Saturday, Sunday or any other day on which banking institutions located in New York, New York are authorized or required by Law to be closed for business.

(d)          “Closing Statements” means Maker’s GAAP Financial Statements for the quarter ended September 30, 2017.

(e)          “Code” has the meaning given in Section 8(g).

(f)           “Collateral” means the “Collateral” as defined in the Pledge Agreement and any other collateral in which a security interest has been granted by the Maker or one of its Affiliates to the Payee to secure the Maker’s obligations hereunder.

(g)          “Collateral Documents” has the meaning given in Section 17.

(h)          “Contract Rate” has the meaning given in Section 2.

(i)           “Default Rate” has the meaning given in Section 10(b).

(j)           “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

(k)          “ERISA” means the Employee Retirement Security Act of 1974, as amended, and the regulations thereunder.

(l)           “Fair Value” means the price that would be received by Maker to sell an asset or paid by Maker to transfer a liability in an orderly transaction with market participants, as determined in good faith by Maker at the end of a given Reporting Period or other applicable time.

(m)          “Financial Covenant” means each of the Net Worth Covenant in Section 8(a), the Leverage Ratio in Section 8(b), the Debt Service Coverage Ratio in Section 8(c), and the Interest Coverage Ratio in Section 8(d).

(n)          “Financial Statements” means Maker’s consolidated balance sheets, Maker’s consolidated statements of income and Maker’s consolidated statements of cash flows, all prepared in accordance with GAAP. For the avoidance of doubt, Financial Statements shall not include any statement of change in shareholders’ equity.

(o)          “GAAP” means generally accepted accounting principles in the United States, consistently applied.

(p)          “GAAP Balance Sheet” has the meaning given in the definition of “Tangible Net Worth”.

(q)          “GAAP Value” means the value of an asset or liability as reported on Maker’s GAAP Financial Statements.

(r)          “GSE Rights” has the meaning given in Section 7(o).

(s)          “Guilford Trust Debt” means the obligations assumed by Maker from Payee pursuant to the Master Transaction Agreement in respect of that certain Promissory Note, dated September 23, 2016, issued by MMA Financial, Inc., a Delaware corporation, to Guilford Portfolio Asset Management Trust, as the lender.

(t)           “Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

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(u)          “Indebtedness” means (a) obligations created, issued or incurred by Maker for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of Maker to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a lien on the property of Maker, whether or not the respective Indebtedness so secured has been assumed by Maker; (d) obligations (contingent or otherwise) of Maker in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of Maker; (e) capital lease obligations of Maker; (f) obligations of Maker under repurchase agreements or sale/buy-back agreements and net obligations with respect to Hedge Agreements; (g) Indebtedness of others guaranteed by Maker; and (h) Indebtedness of general partnerships of which Maker is a general partner unless such Indebtedness is expressly made non-recourse to Maker. For the avoidance of doubt, notwithstanding anything to the contrary set forth herein, (1) intercompany advances in the ordinary course of business in respect of operating costs (such as cash management obligations, royalty fees and transfer pricing) shall not constitute Indebtedness and (2) obligations which would otherwise constitute Indebtedness but which have been cash collateralized or amounts for the repayment thereof placed in escrow shall not constitute Indebtedness to the extent of such cash collateral or escrowed amounts. For purposes of this paragraph, “Maker” shall include all Subsidiaries of Maker.

(v)          “Indenture” means that certain Indenture dated as of February 25, 2014 by and among Hunt Companies, Inc., the other guarantors party thereto and Deutsche Bank Trust Company Americas as trustee, as amended or supplemented from time to time.

(w)         “Interest Payment Date” has the meaning given in Section 3.

(x)           “Jefferies Credit Agreement” means that certain Credit Agreement dated as of February 25, 2014, by and among Hunt Companies, Inc., as borrower, the guarantors from time to time party thereto, lenders from time to time party thereto, Jefferies Finance, LLC, as administrative agent, Deutsche Bank Trust Company Americas, as collateral agent, and Jefferies Finance LLC, as swingline lender, and certain other parties party thereto.

(y)          “Maker” means Hunt FS Holdings II, LLC, a Delaware limited liability company.

(z)          “Management Agreement” means that certain Management Agreement of even date herewith by and among Payee, MMA Financial, Inc., MMA Energy Capital, LLC, Maker and (solely with respect to its obligations under Article V thereof) Hunt Companies, Inc.

(aa)        “Master Transaction Agreement” means that certain Master Transaction Agreement of even date herewith by and among Maker, Payee, MMA Financial, Inc., MMA Energy Capital, LLC, and, solely with respect to Section 2.07 of the Master Transaction Agreement and its express obligations under Article V therein, Parent.

(bb)        “Maturity Date” means the seventh anniversary of the date hereof or, if any such day is not a Business Day, the immediately succeeding Business Day, or the date of any earlier acceleration of this Note.

(cc)        “Material Indebtedness” means (without duplication) Indebtedness for borrowed money (other than the obligations under this Note), capital lease obligations, unreimbursed obligations for letter of credit drawings and financial guarantees (other than ordinary course of business contingent reimbursement obligations) or obligations to pay an early termination amount in respect of one or more Hedging Agreements, of any one or more of Maker and its Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Hedging Agreement at any time shall be the amount (giving effect to any netting agreements and deducting the value of any posted collateral) that Maker or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time pursuant to the terms of the documentation governing such Hedging Agreement.

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(dd)        “Material Subsidiary” means (i) each Subsidiary of Maker that, as of the last day of the fiscal quarter of Maker most recently ended for which financial statements are required to be delivered under Section 8(f), had revenues or total assets for such quarter in excess of 10% of the consolidated revenues or total assets, as applicable, of Maker for such quarter, and (ii) any group comprising Subsidiaries of Maker that each would not have been a Material Subsidiary under clause (i) but that, taken together, as of the last day of the fiscal quarter of Maker most recently ended for which financial statements are required to be delivered under Section 8(f), had revenues or total assets for such quarter in excess of 10% of the consolidated revenues or total assets, as applicable, of Maker for such quarter.

(ee)        “Note Documents” means this Note, the Pledge and Security Agreement and the Parent Undertaking Guaranty.

(ff)          “Operating Agreement” means Maker’s Limited Liability Company Operating Agreement dated July 20, 2017, as it may be amended from time to time.

(gg)        “Parent” means Hunt Companies, Inc., a Delaware corporation and the indirect parent company of Maker.

(hh)        “Parent Undertaking Guaranty” means that certain Parent Undertaking Guaranty dated as of the date hereof, between Parent, as guarantor, and Payee, as beneficiary.

(ii)          “Payee” means MMA Capital Management, LLC, a Delaware limited liability company.

(jj)          “Payee Costs” has the meaning given in Section 12.

(kk)        “Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

(ll)          “Pledge and Security Agreement” has the meaning given in Section 17.

(mm)     “Reporting Period” means each fiscal quarter of Maker, where each Reporting Period in a given calendar year is assumed to end on the last calendar day of March, June, September and December.

(nn)        “Requirements of Law” means, with respect to any Person, the common law and any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including without limitation the Anti-Money Laundering Laws and the applicable rules, regulations, orders, decrees, writs, injunctions or determinations promulgated by the Financial Industry Regulatory Authority.

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(oo)        “Restoration Obligation” has the meaning given in the Parent Undertaking Guaranty.

(pp)        “Restoration Payment” means each and any payment by Parent in respect of all or a portion of Parent’s Restoration Obligation as contemplated by the Parent Undertaking Guaranty.

(mm)       “Restricted Payments” means any of the following:

(i)          dividends and other distribution payments by Maker or any of its Subsidiaries to any Affiliates other than Maker or a wholly-owned Subsidiary of Maker;

(ii)         loans or other advances by Maker or any of its Subsidiaries to any Person, other than loans made to Maker or any of its Subsidiaries and loans made in the ordinary course of business on an arms’ length basis to unrelated third parties; and

(iii)        asset transfers (including real and personal property of any nature, tangible or intangible) by Maker or any of its Subsidiaries to any Person other than Maker or a wholly-owned Subsidiary of Maker, other than asset transfers at fair market value in exchange for at least eighty percent cash with the balance due on market terms from a credit worthy entity.

(nn)        “Specified Notes” means one or more promissory notes issued on or after the date hereof by Maker or any of its Affiliates to any direct or indirect owner of any of the (i) Equity Interests in Morrison Grove Management, LLC, a Delaware limited liability company, in connection with the exercise by Maker or any of its Affiliates of the option provided for in that certain Purchase Option Agreement, dated as of October 8, 2014, as amended by that certain Amended and Restated Purchase Option Agreement, dated as of June 15, 2015, by and among Charles M. Pinckney, LLC, Johnson Holdings, LLC, Morrison Grove CS Venture Partner, Inc., and MMA Financial, Inc. or (ii) Woodside Assets (as defined in the Master Transaction Agreement), in connection with the acquisition of the Woodside Assets pursuant to the Woodside Transfer Agreement (as defined in the Master Transaction Agreement), in each case, including any replacements, amendments, or supplements thereto.

(oo)        “Subsidiary” means any Person with respect to which more than 50% of its outstanding Equity Interests are owned directly or indirectly by Maker. Unless otherwise specified herein, “Subsidiary” used herein means each of Maker’s Subsidiaries.

(pp)        “Test Period” has the meaning given in Section 8(a).

2.           Interest Rate. Until all sums due and owing hereunder have been paid in full, interest shall accrue on the unpaid balance hereunder at the rate of five percent (5%) per annum (the “Contract Rate”), with unpaid interest due and payable compounding quarterly.

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3.           Repayment.

(a)          No principal payment shall be due and payable on this Note during the period from the date hereof through the second anniversary of the date hereof. Interest shall be due and payable quarterly in arrears on the last day of each calendar quarter or if such day is not a Business Day, the immediately succeeding Business Day (each, an “Interest Payment Date”), with the first Interest Payment Date being April 2, 2018 in respect of the period from and including the date hereof through March 31, 2018.

(b)          Beginning on the first Interest Payment Date following the second anniversary of the date hereof and on each Interest Payment Date thereafter until the earlier of the Maturity Date and the payment of the outstanding principal amount of this Note in full, a principal payment shall also be due and payable on such date in the amount of TWO MILLION EIGHT HUNDRED AND FIFTY THOUSAND DOLLARS ($2,850,000). The entire outstanding principal amount hereof, together with all accrued and unpaid interest thereon, and any other amounts due and remaining unpaid hereunder, shall be due and payable in full in immediately available funds to the bank account of Payee (as the wiring instruction related to such bank account is notified in writing to Maker at least two (2) Business Days prior to the first Interest Payment Date after the date hereof, which wiring instruction may be updated by the Payee from time to time in writing to Maker), on the Maturity Date, unless prepaid in full in accordance herewith. For the avoidance of doubt, amortization payments, any other prepayments of this Note and reductions in the principal amount of this Note pursuant to Section 24 or pursuant to the Master Transaction Agreement shall in each case decrease the outstanding principal amount of this Note.

4.           Calculation of Interest. Interest shall be calculated on the basis of three hundred sixty five (365) days per year factor applied to the actual days on which there exists an unpaid principal balance.

5.           Application of Payments. All payments made hereunder shall be applied first to payment in full of Payee Costs then due to Payee, next to payment in full of accrued interest (including Default Interest, if any) then due to Payee hereunder, and then to payment in full of outstanding principal hereunder.

6.           Optional Prepayment. The unpaid principal balance of this Note may be prepaid in whole or in part at any time without penalty or additional interest.

7.           Maker Representations and Warranties. Maker hereby represents and warrants as follows: As of the date hereof,

(a)          Existence. Maker (i) is a Delaware limited liability company duly organized and validly existing under the laws of the State of Delaware, (ii) is in good standing (or its equivalent) under the laws of the State of Delaware, (iii) has all requisite limited liability company power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a material adverse effect on the ability of Maker to perform its obligations hereunder; and (iv) is qualified to do business and is in good standing (or its equivalent) in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a material adverse effect on the ability of Maker to perform its obligations hereunder.

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(b)          No Breach. The execution and delivery of this Note and the Collateral Documents to which Maker is a party and the performance of Maker’s obligations hereunder and thereunder will not conflict with or result in (i) a breach of the organizational documents of Maker, (ii) a breach of any applicable law, rule or regulation, (iii) a breach of any order, writ, injunction or decree of any governmental authority, except where such breach would not be reasonably likely to have a material adverse effect on the ability of Maker to perform its obligations hereunder, (iv) a “Default” or “Event of Default” under, or a breach by the “Issuer” or “Guarantor” under, the Indenture (each capitalized term used in this clause (iv), other than “Indenture,” having the meaning assigned thereto in the Indenture) or any agreement or instrument executed in connection therewith, (v) a “Default” or “Event of Default” under, or a breach by any “Loan Party” under, the Jefferies Credit Agreement (each capitalized term used in this clause (v), other than “Jefferies Credit Agreement,” having the meaning assigned thereto in the Jeffries Credit Agreement) or any agreement or instrument executed in connection therewith, (vi) a “Default” or “Event of Default” under, or a breach by a “Loan Party” under the KKR Credit Agreement (each capitalized term used in this clause (vi), other than “KKR Credit Agreement,” having the meaning assigned thereto in the KKR Credit Agreement) or any agreement or instrument executed in connection therewith, (vii) a “Default” or “Event of Default” under, or a breach by a “Loan Party” under, any of the Warehouse Facilities (each capitalized term used in this clause (vii), other than “Warehouse Facilities,” having the meaning assigned thereto in the applicable Warehouse Facilities) or any agreement or instrument executed in connection therewith, (viii) a breach of any other agreement or instrument to which Maker is a party or by which Maker of any of its property is bound or to which Maker is subject, except where such breach would not be reasonably likely to have a material adverse effect on the ability of Maker to perform its obligations hereunder, or (ix) the creation or imposition of any lien (except for liens created pursuant to the Collateral Documents) upon any property of Maker.

(c)          Authorization. Maker has all necessary limited liability company power, authority and legal right to execute, deliver and perform its obligations under this Note and the Collateral Documents to which Maker is a party; the execution, delivery and performance by Maker of this Note and the Collateral Documents to which Maker is a party have been duly authorized by all necessary corporate or other action on its part; and this Note and the Collateral Documents to which Maker is a party have been duly and validly executed and delivered by Maker.

(d)          Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any government authority or any securities exchange are necessary for the execution, delivery or performance by Maker of this Note or the Collateral Documents to which Maker is a party or for the legality, validity or enforceability hereof or thereof, except for filings and recordings in respect of the liens created pursuant to the Collateral Documents.

(e)          Enforceability. This Note and the Collateral Documents to which Maker is a party are legal, valid and binding obligations of Maker and are enforceable against Maker in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity.

(f)           Indebtedness. Maker does not have any Indebtedness other than the Indebtedness evidenced by the Closing Statements.

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(g)          Material Adverse Effect. Since the date of the Closing Statements, there has been no development or event nor, to Maker’s knowledge, any prospective development or event, which has had or is reasonably likely to have a material adverse effect on the ability of Maker to perform its obligations under this Note and the Collateral Documents to which it is a party.

(h)          Litigation. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which, to the knowledge of Maker, are pending or threatened) or other legal proceedings affecting Maker or affecting any of its property before any governmental authority which would reasonably be expected to have a material adverse effect on the ability of Maker to perform its obligations under this Note and the Collateral Documents to which it is a party.

(i)           Investment Company Act. Maker is not required to be registered as an “investment company”, or a company “controlled” by an investment company, within the meaning of the Investment Company Act of 1940.

(j)           Anti-Money Laundering Laws. Maker has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA PATRIOT Act of 2001 (collectively, the “Anti-Money Laundering Laws”).

(k)          No Prohibited Persons. Neither Maker nor, to Maker’s knowledge, any of its officers, directors or members is a Person (or fifty percent (50%) or greater owned by a Person): (i) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control’s (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, or (ii) is otherwise the target of sanctions administered by OFAC.

(l)           Consents. Maker has obtained the consent of all Persons whose consent is required for the execution, delivery and performance of this Note other than such consents the lack of which would not reasonably be expected to have a material adverse effect on the ability of Maker to perform its obligations under this Note and the Collateral Documents to which it is a party.

(m)          Unrestricted Subsidiary. As of the date hereof, Maker and each of its Subsidiaries is an Unrestricted Subsidiary under the Indenture and the Jefferies Credit Agreement, and neither Maker nor any of its Subsidiaries is a Guarantor within the meaning of such agreements. Maker will at all times during the term of this Note be an Unrestricted Subsidiary under the Indenture and the Jefferies Credit Agreement (to the extent those agreements remain in effect).

(n)          Financial Covenants. The officer’s certificate of Maker delivered to Payee on the Closing Date demonstrates in reasonable detail Maker’s compliance with each of the Financial Covenants at the end of, or in respect of (as applicable), the Test Period ended September 30, 2017 on a pro forma basis after giving effect to the transactions contemplated by the Master Transaction Agreement and this Note.

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(o)          Licenses; Certain Contractual Rights. Maker and each of its Subsidiaries have in full force and effect all licenses, permits and contractual rights necessary to conduct its business as presently conducted including, without limitation, its rights as a Federal National Mortgage Association Delegated Underwriter and Servicer, its right to originate and sell loans to Federal Home Loan Mortgage Corporation, and its right to originate loans for and obtain insurance from the United States Department of Housing and Urban Development and the Federal Housing Administration and the right to originate and sell GNMA securities (collectively, the “GSE Rights”).

8.           Maker Covenants. Maker hereby covenants as follows:

(a)          Net Worth Covenant. Maker shall maintain a Tangible Net Worth of not less than three and one-half (3.5) times (the “Base Net Worth Requirement”) the sum of (x) the principal amount of this Note as of the date hereof, (y) the principal amount of any Specified Notes as of the date of its issuance and (z) the outstanding principal amount of the Guilford Trust Debt assumed by Maker as of the date hereof (such sum, the “Covered Debt Amount”). Notwithstanding the foregoing, it shall not be a violation of the Net Worth Covenant if Maker’s Tangible Net Worth declines below the Base Net Worth Requirement to the extent such decline is due to a net decrease in the Fair Value of Maker’s consolidated assets and liabilities as reported in Maker’s Financial Statements; provided, however, that Maker’s Tangible Net Worth shall not at any time be less than two and one-half times (2.5) times the Covered Debt Amount (the “Minimum Net Worth Requirement” and, together with the Base Net Worth Requirement, the “Net Worth Covenant”). Compliance with the Net Worth Covenant shall be tested as of the last day of the applicable Reporting Period for which the financial statements have been or are required to be provided under clause (i) or (ii) of Section 8(g) (each such period, a “Test Period).

(b)          Leverage Ratio. Beginning with the first full fiscal quarter of Maker ending after the date hereof, Maker shall not permit the Consolidated Leverage Ratio (as defined in Annex I hereto) as of the last day of any Reporting Period to exceed fifty percent (50%).

(c)          Debt Service Coverage Ratio. Beginning with the first full fiscal quarter of Maker ending after the date hereof, Maker shall not permit the Debt Service Coverage Ratio (as defined in Annex I hereto and calculated in the same manner as illustrated by Annex II hereto) in respect of any Reporting Period to be less than 1.5 to 1.0.

(d)          Interest Coverage Ratio. Beginning with the first full fiscal quarter of Maker ending after the date hereof, Maker shall not permit the Interest Coverage Ratio (as defined in Annex I hereto and calculated in the same manner as illustrated by Annex III hereto) in respect of any Reporting Period to be less than 1.5 to 1.0.

(e)          Operating Agreement. Maker shall not amend its Certificate of Formation or its Operating Agreement, without the prior written consent of Payee, in a manner that would reasonably be expected to adversely affect in any material respect the rights or interests of the Payee.

(f)           Books and Records. Maker shall maintain proper books and records and accounts in conformity in all material respects with GAAP.

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(g)          Reporting. Maker shall furnish the following reports and certifications to Payee:

(i)          Within forty-five (45) days after the last day of each of the first three fiscal quarters of each fiscal year of Maker, Maker shall deliver to Payee unaudited Financial Statements of Maker for such period, accompanied by an officer’s certificate certifying that Maker’s Financial Statements present fairly in all material respects the financial condition of Maker as of their respective dates and the results of operations of Maker for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes.

(ii)         Within ninety (90) days after the last day of Maker’s fiscal year, commencing with the 2017 fiscal year, Maker shall deliver to Payee Financial Statements of Maker for such fiscal year, audited by a nationally recognized independent accounting firm.

(iii)        (x) No later than thirty (30) days following the end of each of the first three fiscal quarters of a fiscal year of Maker, Maker shall deliver to Payee a draft consolidated balance sheet of Maker and its Subsidiaries as at the end of such fiscal quarter and the related draft consolidated income statement for such fiscal quarter, together with reasonable supporting details as may be reasonably requested by Payee for the purpose of assessing the Maker’s compliance with each of the Financial Covenants as of the reporting date of such draft consolidated balance sheet; (y) no later than sixty (60) days following the end of each fiscal year of Maker, Maker shall deliver to Payee a draft consolidated balance sheet of Maker and its Subsidiaries as at the end of such fiscal year and the related draft consolidated income statement for such fiscal year, together with reasonable supporting details as may be reasonably requested by Payee for the purpose of assessing the Maker’s compliance with each of the Financial Covenants as of the reporting date of such draft consolidated balance sheet; and (z) concurrently with the delivery of financial statements pursuant to the foregoing clause (x) or (y), Maker shall deliver a certificate executed by a responsible officer of Maker, certifying as to whether an Event of Default, to the knowledge of such officer, has occurred under any of the Note Documents and, if an Event of Default has occurred, describing the details thereof.

(iv)        Concurrently with the delivery of the Financial Statements required by clauses (i) and (ii) of this Section 8(g) for any Reporting Period, Maker shall deliver to Payee an officer’s certificate (X) demonstrating that Maker is in compliance with each of the Financial Covenants at the end of, or in respect of (as applicable), the Test Period related to such Reporting Period (or, if not in compliance, provide supporting information that details changes (if any) in the Fair Value of Maker’s assets and liabilities recognized during the Reporting Period), (Y) certifying that such information has been prepared in accordance with the reporting standards established herein, and (Z) certifying the accuracy in all material respects of the information presented.

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(v)         If the Financial Statements or the officer’s certificate delivered under this Section 8(g) show non-compliance with the Base Net Worth Requirement as of the end of any applicable Reporting Period and Maker claims that such non-compliance is due to a net decrease in Fair Value as provided for in Section 8(a), Maker shall submit an adjusted GAAP balance sheet showing Maker’s Tangible Net Worth assuming (A) no changes in the net Fair Value of those assets and liabilities of Maker which were shown on the Closing Statements and remain on Maker’s balance sheet, and (B) as to the assets and liabilities acquired since the date of the Closing Statements, no change in the net Fair Value of such assets and liabilities since the date of their acquisition based on their initial Fair Value being equal to their acquisition price.

(h)          Foreign Person. Maker is not a “foreign person” within the meaning of the Internal Revenue Code of 1986 and the regulations thereunder (the “Code”).

(i)           ERISA. Until this Note is paid in full: (i) Maker is not and will not be an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA or a “plan” as defined in and subject to Section 4975 of the Code, and the assets of Maker do not and will not constitute “plan assets” within the meaning of 29 CFR, Section 2510.3-101, as modified by Section 3(42) of ERISA (“Plan Assets”); (ii) assuming that the Payee is not, and is not using assets of, a “governmental plan” (as defined in Section 3(32) of ERISA) in connection with any such transaction, transactions by or with Maker and the Payee are not and will not be subject to state statutes applicable to Maker regulating investments of and fiduciary obligations with respect to “governmental plans” that would be violated by the transactions contemplated by this Note; and (iii) except as would not reasonably be expected to have a material adverse effect on the ability of Maker to perform its obligations hereunder, (x) Maker has and will continue to satisfy the minimum funding standards of Section 302 of ERISA and Section 412 of the Code with respect to each employee pension benefit plan, as defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or Section 412 of the Code, which is maintained by Maker, if any (a “Pension Plan”); (y) Maker has and will continue to administer each such Pension Plan, if any, in material compliance with its terms and the applicable provisions of ERISA and any other federal or state law; and (z) Maker has not and will not permit any liability under Sections 4201, 4243, 4062 or 4069 of Title IV of ERISA or taxes or penalties relating to any Pension Plan or “multiemployer plan” (as defined in Section 3(37) of ERISA), to which it is obligated to contribute, to become delinquent or assessed, respectively.

(j)           Other Debt; Liens. Maker shall not incur Indebtedness for borrowed money other than the obligations under this Note, the Specified Notes and the Guilford Trust Debt. Maker shall not pledge or otherwise encumber as security for any Indebtedness more than fifty percent (50%) of its assets, as measured by Fair Value (i.e., at least fifty percent (50%) of Maker’s assets, as measured by Fair Value, shall be unencumbered at all times).

(k)          Change of Control. The Persons set forth on Schedule 11 of the Management Agreement shall, at all times, directly or indirectly, own not less than fifty-one percent (51%) of the Equity Interests of Maker or its ultimate parent entity.

(l)           Notices.

(i)          Maker shall deliver, promptly upon receipt, copies of any notices of default or events of default under the KKR Credit Agreement, the Warehouse Facilities or any Specified Notes.

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(ii)         Maker shall promptly notify Payee if Maker or any of its Subsidiaries loses any GSE Rights.

(m)         Legal and Regulatory Compliance. Maker shall comply in all material respects with, and shall cause each of its Subsidiaries to comply with, all applicable Requirements of Law, except as would not reasonably be expected to have a material adverse effect on the ability of Maker to perform its obligations hereunder.

(n)          Investment Company Act. Maker shall not become an entity required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940.

9.           Events of Default. Each of the following shall be an “Event of Default” hereunder:

(a)          Payment Default. Maker shall fail to pay when due any amount required to be paid under this Note and such failure, in the case of any payment of interest or other amounts, continues for five (5) Business Days.

(b)          Covenant Default. Subject to Section 11, Maker shall be in breach of any of its covenants or agreements under Section 8 or Section 11(a) of this Note; provided, however, that in the case of a breach of clause (e), (f), (g), (i), (l) or (m) of Section 8, such breach shall not be an Event of Default unless such breach shall continue unremedied for a period of thirty (30) calendar days after the earlier of (i) the date on which Maker knows of such breach and (ii) the date Payee gives Maker written notice of such breach.

(c)          Representation Default. Any representation or warranty made by Maker in this Note shall not be true in all material respects (or if such representation or warranty is qualified by “Material Adverse Effect” or other materiality qualification, in all respects) as of the date made;

(d)          Collateral Document Default. The occurrence of an “Event of Default” under and as defined in the Pledge and Security Agreement or any other Collateral Document.

(e)          Insolvency Default. Maker or any Material Subsidiary admits in writing its inability to pay its debts or voluntarily brings, acquiesces in, or becomes subject to, any of the following: (A) any action for dissolution, act of dissolution or dissolution or the like of Maker or such Material Subsidiary under the United States Bankruptcy Code as now or hereafter constituted; (B) the filing of a petition or answer proposing the adjudication of Maker or any such Material Subsidiary as a bankrupt or its reorganization or arrangement, or any composition, readjustment, liquidation, dissolution or similar relief with respect to it pursuant to any present or future federal or state bankruptcy or similar law; (C) the appointment by order of a court of competent jurisdiction of a receiver, trustee or liquidator of the Premises or any part thereof or of Maker or any such Material Subsidiary; or (D) a transfer in fraud of creditors or an assignment for the benefit of creditors.

(f)          Restricted Payments. Making a Restricted Payment at any time that such Restricted Payment is prohibited under this Note.

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(g)          Enforceability. Maker shall contest, challenge or repudiate the validity, effectiveness or enforceability of this Note or any of the Collateral Documents to which it is a party or shall seek to disaffirm, terminate, limit or reduce its obligations under this Note or any of the Collateral Documents to which it is a party.

(h)          Cross-Acceleration. There shall have occurred under any of Maker’s or its Subsidiaries’ Material Indebtedness an event which has resulted in any holder thereof (or agent or trustee therefor) accelerating or otherwise causing such Material Indebtedness to become due and payable prior to the scheduled maturity thereof, and Maker (or relevant Subsidiary) fails to satisfy its obligations under such Material Indebtedness on the due date thereof.

10.          Remedies. Immediately upon the occurrence of and during the continuation of an Event of Default:

(a)          Acceleration. Upon the occurrence of an Event of Default under Section 9(e) above, the entire outstanding principal balance of this Note, together with unpaid interest accrued thereon, shall be automatically due and payable in full without further action by the Payee. If an Event of Default (other than an Event of Default under Section 9(e) above) shall occur and be continuing, then Payee shall have the right, by notice to Maker, to declare all outstanding principal amount under this Note due and payable in full immediately, and thereupon such outstanding principal amount, together with accrued interest thereon and other obligations of Maker accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Maker.

(b)          Default Interest. This Note shall bear interest at the Contract Rate plus four percent (4%) per annum (the “Default Rate”) upon the occurrence and during the continuation of an Event of Default.

(c)          Restricted Payments. Maker and its Subsidiaries shall not make any further Restricted Payments.

(d)          All Other Remedies. Payee shall have all other rights available at law or in equity.

11.         Financial Covenant Violation. Notwithstanding anything in Sections 8 or 9 to the contrary, a violation of the Financial Covenants will not be an Event of Default and the following shall be Payee’s exclusive remedies with respect to a violation of any of the Financial Covenants:

(a)          In the event that Maker (A) fails to meet the Base Net Worth Requirement on any given quarterly test date for reasons other than the net decline in the Fair Value of its consolidated assets and consolidated liabilities, or fails for any reason to meet the Minimum Net Worth Requirement, or (B) fails to meet any other Financial Covenant on any given quarterly test date, then Maker shall meet such Financial Covenant as of the next succeeding quarterly test date (i.e., at the end of the succeeding Reporting Period). In the event that Maker does not meet such Financial Covenant as of such next succeeding quarterly test date, then, unless and until Maker again meets such Financial Covenant, (A) the interest rate on this Note shall increase to the Default Rate as of such quarterly test date, and (B) Maker and its Subsidiaries shall not make any Restricted Payments on or after such quarterly test date, except for tax distributions permitted under Section 7 of Maker’s Operating Agreement.

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(b)          Notwithstanding anything in Section 11(a) or elsewhere in this Note to the contrary, the making of a Restricted Payment in violation of Section 11(a) shall be an Event of Default; provided, however, that any such Event of Default and any other Event of Default that may arise solely in connection therewith shall be deemed cured with the payment made by Parent, to Payee in respect of Parent’s related Restoration Obligation under the Parent Undertaking Guaranty.

12.         Payee’s Costs. Maker shall pay Payee immediately upon demand all reasonable and documented out-of-pocket costs and expenses, including reasonable and documented attorney’s fees incurred by Payee in protecting or asserting any of Payee’s rights under this Note, including without limitation documented fees and expenses incurred in seeking legal advice in connection with any matter related to the administration or enforcement of this Note and the Collateral Documents, or in connection with any default or potential default, regardless of whether suit is filed (collectively, “Payee Costs”).

13.         Waiver of Protest. Maker, and all parties to this Note, whether maker, endorser, or guarantor, waive presentment, notice of dishonor and protest.

14.         Commercial Loan. Maker warrants that this Note is the result of a commercial loan transaction.

15.         Choice of Law. This Note shall be governed, construed and enforced in accordance with the laws of the State of New York without regard to conflict of law principles that would result in the application of the law of another jurisdiction.

16.         Invalidity of Any Part. If any provision or part of any provision of this Note, or the application thereof to any facts or circumstances, shall for any reason be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions or the remaining part of any effective provisions of this Note, or the application of any provisions hereof to other facts or circumstances, and this Note shall be construed as if such invalid, illegal, or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality, or unenforceability.

17.         Collateral. This Note is secured by the Collateral described in the Pledge and Security Agreement of even date herewith by and between Pledgor (as defined therein) and Payee (the “Pledge and Security Agreement”) and any ancillary documents or instruments executed, filed or delivered in connection herewith or therewith (collectively with the Pledge and Security Agreement, the “Collateral Documents”). Maker hereby consents to the terms of the Pledge Agreement and agrees to, to the extent permitted by all applicable Requirements of Law, take any actions and execute such documents as reasonably requested by the Payee to protect and enforce its first priority security interest in the Collateral and its rights and remedies under the Pledge Agreement.

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18.         Consent to Jurisdiction. This note shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would require the application of the laws of another jurisdiction.

Any legal suit, action or proceeding arising out of or based upon this Note, any Collateral Documents or the transactions contemplated hereby or thereby may be instituted in the Federal Courts of the United States of America or the courts of the State of New York in each case located in the County of New York, in the city of New York, New York and both Payee and Maker irrevocably submit to the exclusive jurisdictions of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to Payee’s or Maker’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. Payee and Maker irrevocably and unconditionally waive any objection the laying of venue of any suit, action or any proceeding in such court and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

19.         Waiver of Jury Trial. Maker and, by its acceptance of this Note, Payee, each acknowledges and agrees that any controversy which may arise under this Note or any Collateral Documents is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Note, any Collateral Documents and the transactions contemplated hereby or thereby. Maker and, by its acceptance of this Note, Payee, each certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Note by, among other things, the mutual waivers and certifications in this Section 19.

20.         Notice. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 20.)

If to Maker:	Hunt FS Holdings II, LLC
980 North Michigan Avenue, Suite 1150
Chicago, IL 60611
Attention: Kara E. Harchuck, General Counsel
Fax No.: 312-799-3909
Email: kara.harchuck@huntcompanies.com

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With a copy to (which does not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Jeffrey D. Marell, Esquire
Ross A. Fieldston, Esquire
Facsimile: (212) 492-0105, (212) 492-0075
E-mail: jmarell@paulweiss.com and rfieldston@paulweiss.com

If to Payee:	MMA Capital Management, LLC
3600 O’Donnell Street, Suite 600
Baltimore, Maryland 21224
Attention: Gary A. Mentesana and Megan Sophocles Fax No.: (443) 263-2857
Email: gary.mentesana@mmacapitalmanagement.com and megan.sophocles@mmacapitalmanagement.com

With a copy to (which does not constitute notice):

Gallagher Evelius & Jones LLP
218 N. Charles Street, Suite 400
Baltimore, Maryland 21201
Attention: Stephen A. Goldberg, Esquire
Fax No.: (410) 468-2786
Email: sgoldberg@gejlaw.com

21.         Construction. No provision of this Note shall be construed for or against any party on the grounds that one party or the other was the drafter thereof, it being agreed that this Note was fully negotiated by the parties and their counsel. For purposes of this Note: (a) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Note as a whole. Unless the context otherwise requires, references herein to Sections mean the Sections of this Note. The headings in this Note are for reference only and shall not affect the interpretation of this Note.

22.         Tax Forms. The Payee shall, prior to the first Interest Payment Date, deliver to Maker a validly-completed IRS form W-9 or applicable IRS form W-8 of Payee and any reasonably requested supporting documentation. Thereafter, upon transfer by Payee of any portion of its interest in this Note pursuant to Section 7.9 of the Pledge and Security Agreement, Maker’s reasonable request or any IRS form or certification previously delivered by Payee or its successors or assigns expiring or becoming obsolete or inaccurate in any respect, Payee, or the relevant successor or assign, as the case may be, shall update such IRS form or certification. If Payee fails to deliver any properly completed IRS form or certification indicating that no tax withholding is required with respect to any payments hereunder or under the Pledge and Security Agreement, Maker shall be permitted to so withhold in accordance with applicable legal requirements.

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23.         Waiver. This Note may only be amended, modified or supplemented only by an agreement in writing signed by both Maker and Payee. No waiver by Payee of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by Payee. No waiver by Payee shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

24.         Reduction of Principal. The outstanding principal amount of this Note shall be reduced, on a dollar for dollar basis, by the amount of any Restoration Payment received by Payee.

[Remainder of Page Left Intentionally blank; Signature Page Follows]

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MAKER:

HUNT FS HOLDINGS II, LLC,
a Delaware limited liability company

By:	/s/ James C. Hunt
Name:	James C. Hunt
Title:	Chief Executive Officer

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Annex I           Certain Definitions

“Base Net Worth Requirement” has the meaning given in Section 8(a)(i).

“Consolidated EBITDA” means for any Reporting Period, (a) the Consolidated Net Income of the Group Members, plus (b) without duplication, to the extent deducted in determining net income, the sum of the following amounts for Maker and such Subsidiaries that were recognized in Maker’s Financial Statements:

(i)          income taxes incurred during such period,

(ii)         Interest during such period,

(iii)        depreciation and amortization expense for such period,

(iv)        any amortization of the MSR Value recognized during such period,

(v)         charges taken during such period relating to a write-down, write-off or reserve with respect to MSRs,

(vi)        all other non-cash charges or losses incurred during such period (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future),

(vii)       fees and expenses incurred in connection with any financing transactions consummated by Maker and its Subsidiaries during the 12-month period ending on the date of the Note, and fees and expenses incurred during the applicable Reporting Period in connection with the issuance of any additional Indebtedness or Equity Interests permitted to be issued hereunder,

(viii)      fees and expenses incurred in connection with the Note Documents or any documents in respect of any Specified Notes, the Guilford Trust Debt, the KKR Credit Agreement or any Warehouse Facilities during such period,

(ix)         losses incurred during such period in connection with discontinued operations,

(x)          unrealized losses or provisions in respect of Hedging Agreements, derivatives contracts, loans, financial instruments and real estate investments,

(xi)         provisions for at-risk sharing obligations or any comparable loss sharing arrangements,

(xii)        unusual or non-recurring losses and charges,

(xiii)       proceeds actually received by the Group Members during such period from any business interruption insurance (to the extent such proceeds are not reflected as revenue or income in such statement of such Consolidated Net Income),

Annex I-1

(xiv)      charges or write-offs to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in any agreement in connection with the Master Transaction Agreement or any other acquisition by Maker or any of its Subsidiaries to the extent actually reimbursed (and to the extent such reimbursement proceeds are not included in arriving at Consolidated Net Income), minus (c), without duplication and to the extent included in determining Consolidated Net Income, the sum of

(i)          the fair value of expected net future cash flows from servicing rights recognized at commitment,

(ii)         gains during such period in connection with discontinued operations,

(iii)        unrealized gains in respect of Hedging Agreements, derivatives contracts and loans,

(iv)        any cash loan loss expenses not otherwise deducted or excluded from the determination of Consolidated Net Income, and

(v)         realized risk sharing losses.

“Consolidated Leverage Ratio” means, as of the last day of any Reporting Period, the ratio of (a) Consolidated Total Debt as of such last day to (b) Consolidated Net Assets as of such last day.

“Consolidated Net Assets” shall mean, as of the end of a Reporting Period, the consolidated total assets as reflected on the consolidated balance sheet of Maker in accordance with GAAP applied consistently with past practice, less (ii) any amount drawn by Maker or any of its Subsidiaries under any Warehouse Facilities.

“Consolidated Net Income” means for any Reporting Period, the net income (loss) of the Group Members as reported in Maker’s Financial Statements, determined on a consolidated basis in accordance with GAAP; provided that, in calculating Consolidated Net Income of the Group Members for any Reporting Period, there shall be excluded, without duplication the following amounts that were recognized in Maker’s Financial Statements, (a) the income (or loss) for such period of any Person (other than a Subsidiary of Maker) in which any Group Member has an ownership interest, except to the extent that any such income is actually received by a Group Member in the form of dividends or similar distributions (which dividends and distributions shall be included in the calculation of Consolidated Net Income of the Group Members), (b) any extraordinary gains and losses and non-recurring gains or losses which were not incurred in the ordinary course of business, (c) any tax refunds, net operating losses or other net tax benefits, (d) the cumulative effect of a change in accounting principles during such period and (e) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and its subsidiaries) required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of taxes.

Annex I-2

“Consolidated Total Debt” means, as of any date of determination, all outstanding long-term Indebtedness of the types described in clauses (a), (d) (solely to the extent such letters of credit or similar instruments are drawn and not unreimbursed) and (e) of the definition of “Indebtedness” set forth in Section 1 of this Note and, without duplication, all guarantee obligations with respect to any such Indebtedness to the extent such Indebtedness is reflected on the balance sheet of Maker and its Subsidiaries as a liability in accordance with GAAP applied consistently with past practice, in each case, of the Group Members on a consolidated basis. For the avoidance of doubt, Consolidated Total Debt shall not include any amount drawn, issued or borrowed by Maker or any of its Subsidiaries under any Warehouse Facilities.

“Debt Service” means, with respect to any Reporting Period, the aggregate amount of payments required to be made by Maker and its Subsidiaries during such period in respect of the Consolidated Total Debt in such period, consisting of the Quarterly Amortization Amount and the Interest to the extent required to be made during such Reporting Period, increased or decreased, as applicable, by any amounts paid or received in respect of Hedging Agreements in respect of the interest rate payable in respect of any such Consolidated Total Debt.

“Debt Service Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Debt Service, in each case in respect of the Reporting Period applicable to such date; provided, that for purposes of calculating the Debt Service Coverage Ratio, 99% of the deduction set forth in clause (c)(i) of the definition of Consolidated EBITDA shall be disregarded.

“Group Members” means collectively, Maker and its consolidating Subsidiaries.

“Interest” means, with respect to any Reporting Period, the aggregate amount of interest expense of Maker and its Subsidiaries for such period, whether paid or accrued, including without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made, received or accrued in connection with Hedging Agreements with respect to Consolidated Total Debt in respect of the interest rate payable in such period, and in any event excluding any impact from the Warehouse Facilities (including securitization).

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Interest.

“KKR Credit Agreement” means that certain Loan and Guaranty Agreement, dated as of February 14, 2017, by and among HCH Holdings, LLC, as borrower, the guarantors party thereto from time to time, the lenders party thereto from time to time, and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent, as may be amended, restated, amended and restated, supplemented, extended or otherwise modified from time to time.

“Minimum Net Worth Requirement” has the meaning given in Section 8(a)(i).

“MSR Value” means, on any date, with respect to MSRs owned by Maker or any wholly-owned Subsidiary of Maker, the aggregate value thereof as reflected in the relevant balance sheets and determined in accordance with GAAP.

“MSRs” means mortgage servicing rights of Maker and its Subsidiaries.

Annex I-3

“Net Worth Covenant” has the meaning given in Section 8(g).

“Note Quarterly Amortization Amount” means Two Million Eight Hundred Fifty Thousand Dollars ($2,850,000) being five percent (5%) of the original principal amount of the Note.

“Quarterly Amortization Amount” means, with respect to any Reporting Period, the aggregate of the following quarterly amortization payments for such period: the Note Quarterly Amortization Amount, the Specified Note Quarterly Amortization Amount, the quarterly principal amortization payment actually required to be made pursuant to the KKR Credit Agreement, and any quarterly principal amortization payment actually required to be made pursuant to the documentation in respect of any other Consolidated Total Debt.

“Specified Note Quarterly Amortization Amount” means the quarterly amortization payments on the Specified Notes, each such payment being equal to five percent (5%) of the original principal amount of the Specified Notes.

“Tangible Net Worth” shall mean, as to any Person, as of the end of a Reporting Period, the difference between the carrying value of (i) the consolidated total assets of such Person minus the consolidated intangible assets of such Person (for clarity, MSRs shall not be deemed intangible assets) and (ii) the consolidated total liabilities of such Person, all as reported in such Person’s consolidated balance sheets, in each case prepared in accordance with GAAP on a consolidated basis with such Person’s Subsidiaries, disregarding the effect of any minority interests.

“Warehouse Facilities” means any warehouse lines of credit, repurchase facilities and Federal Home Loan Bank financings, and any nonrecourse financings, in each case, established consistent with past business practices and used by Maker or any of its Subsidiaries in the ordinary course of business to acquire or hold assets, and any replacement lines of credit established in connection therewith. For the avoidance of doubt, any liabilities related to securitizations shall be deemed to be Warehouse Facilities.

Annex I-4